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                                                                   EXHIBIT 23(b)

                              ACCOUNTANT'S CONSENT



The Board of Directors
Compass Bancshares, Inc.


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report refers to changes in the method of accounting for certain investments in debt and equity securities and for impairment of loans.

The 1993 financial data is presented solely for comparative purposes. We have not audited, reviewed, or compiled that information and, therefore, have stated in our independent auditors' report that we express no opinion or any other form of assurance on it.
                              FISK & ROBINSON, P.C.



Dallas, Texas
March 13, 1997